                                                                      Exhibit 23

                          Independent Auditors' Consent


The Board of Directors
Dime Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 33-88552, 33-88554, 33-88556, 33-88558, 33-88560, 33-88564, 33-88566, 333-04477,
333-26609, 333-26777, 333-35565, 333-48127, 333-51941, 333-64509 and 333-75103)
on Form S-8 of Dime Bancorp, Inc. of our report dated January 21, 1999 relating to the consolidated statements of financial condition of Dime Bancorp, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report is incorporated by reference in the December 31, 1998 Annual Report on Form 10-K of Dime Bancorp, Inc.

/s/ KPMG LLP

KPMG LLP

New York, New York
March 30, 1999